Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
1)    Registration Statement No. 333-158782 on Form S-8 for the Abbott Laboratories 2009 Incentive Stock Program;
2)    Registration Statement Nos. 333-74220, 333-102179, 333-124851, 333-153200, 333-169886, 333-204773, 333-227803, and 333-251334 on Form S-8 for the Abbott Laboratories Deferred Compensation Plan;
3)    Registration Statement Nos. 33-26685, 33-50452, 33-51585, 33-56897, 33-65127, 333-19511, 333-43383, 333-69579, 333-93257, 333-74224, 333-102180, 333-109253, 333-124849, 333-141116, 333-153198, 333-169888, 333-204772, 333-227802 and 333-251335 on Form S-8 for the Abbott Laboratories Stock Retirement Program and Trusts;
4)    Registration Statement No. 333-271595 on Form S-3;
5)    Registration Statement Nos. 333-212002 and 333-216141 on Form S-4;
6)    Post-Effective Amendment on Form S-8 to Registration Statement No. 333-212002 on Form S-4 for the St. Jude Medical, Inc. 2007 Stock Incentive Plan, as Amended and Restated (2014) and the Thoratec Corporation Amended and Restated 2006 Incentive Stock Plan;
7)    Registration Statement Nos. 333-215423 and 333-227804 on Form S-8 for the Management Savings Plan (f/k/a the St. Jude Medical, Inc. Management Savings Plan), as amended and restated effective January 1, 2016; and
8)    Registration Statement No. 333-217540 on Form S-8 for the Abbott Laboratories 2017 Incentive Stock Program and the Abbott Laboratories 2017 Employee Stock Purchase Plan for Non-U.S. Employees
of our reports dated February 16, 2024, with respect to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of Abbott Laboratories and subsidiaries, included in this Annual Report (Form 10-K) of Abbott Laboratories and subsidiaries for the year ended December 31, 2023.
/s/ Ernst & Young LLP
Chicago, Illinois
February 16, 2024